Exhibit 10(b)

COMPROMISE AND SETTLEMENT AGREEMENT

This Compromise Settlement Agreement (this “Agreement”) is executed on one hand by PNC Bank, N.A. (“Trustee”), in its capacity as Trustee of the San Juan Basin Royalty Trust (the “Trust”) and on the other hand by Hilcorp San Juan, L.P. (“Hilcorp”), effective this 30th day of August 2023 (the “Effective Date”). The Trust and Hilcorp are sometimes referred to collectively as the “Parties” and individually as a “Party.”

I.	Hilcorp Releasees.

The “Hilcorp Releasees” who shall benefit from the promises, covenants, representations, and warranties made by the Trust are as follows:

A.	Hilcorp;

B.	all agents, employees, members, managers, shareholders, directors, officers, executive officers, fiduciaries, attorneys, indemnitees, auditors, or other representatives of Hilcorp; and

C.

all current or former partners, subsidiaries, parents, or affiliated entities of Hilcorp and all successors or assigns of Hilcorp, whether or not they have conducted, been requested to conduct, or had any activity or dealings associated with the Trust, including, without limitation, Burlington Resources Oil & Gas Company LP and ConocoPhillips Company.

As used in this Agreement, “Hilcorp Releasees” shall be construed as broadly as possible to include all of the foregoing individuals or entities named or described in this Section.

II.	Trust Releasees.

The “Trust Releasees” who shall benefit from the promises, covenants, representations, and warranties made by Hilcorp are as follows:

A.	The Trust;

B.	The Trustee;

C.

all agents, employees, members, managers, shareholders, unit holders, directors, officers, executive officers, fiduciaries, attorneys, auditors or other representatives of the Trust and the Trustee; and

D.

all subsidiary, parent or affiliated entities of the Trust or the Trustee and all successors or assigns of the Trust or the Trustee, whether or not they have conducted, been requested to conduct, or had any activity or dealings associated with Hilcorp.

As used in this Agreement, “Trust Releasees” shall be construed as broadly as possible to include all of the foregoing individuals or entities named or described in this Section.

III.	Recitals.

A. The Trustee is the successor trustee of the Trust under the Net Overriding Royalty Conveyance dated effective November 1, 1980, from Southland Royalty Company to the original trustee, The Fort Worth National Bank (the “Conveyance”).

B. Under the terms of the Conveyance, the Trust is authorized to conduct audits related to Hilcorp’s calculation of expenses (each an “Expense Audit”) and Hilcorp’s payment of revenue as well as any revenue related deductions (each a “Revenue Audit”) for the Subject Interests (as that term is defined in Section 1.18 of the Conveyance).

C. In accordance with its rights under the Conveyance and subsequent agreements, the Trust engaged auditors who performed yearly audits and submitted audit exceptions to Hilcorp under the Conveyance.

D. Disputes arose between the Trust and Hilcorp regarding certain of the audit exceptions and the manner in which Hilcorp expenses and revenues were calculated.

E. The Expense Audit resulted in several exceptions and requests for information for calendar years including 2017, 2018, 2019, and 2020 related to the calculation of expenses under the Conveyance, including labor, overhead, operator-owned compressors, material credits, saltwater disposal and interest (collectively, the “2017-2020 Expense Audit Disputes”).

F. The Revenue Audit resulted in several exceptions and requests for information for calendar years including 2017, 2018, 2019, and 2020 related to production volumes/associated revenue and gas balancing statements, ownership interests, payout statements, charges for affiliate gas gathering and processing costs (e.g., Harvest Four Corners), actualizations/prior period adjustments, taxes, deductions, and interest (collectively, the “2017-2020 Revenue Audit Issues”)

G. With the additional information provided by Hilcorp, the Parties were able to reach a resolution on 2017-2020 Expense Audit Disputes. However, as of the Effective Date of this Agreement, the Parties have not reached a resolution on involving the 2017-2020 Revenue Audit Issues; and (ii) any issues relating to revenue and expenses for calendar years 2021 and 2022.

IV.	Settlement Provisions.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, undertakings and releases set forth in this Agreement, which the Parties acknowledge constitute good and valuable consideration, the Parties agree as follows:

A.	Additional Consideration.

1.

Settlement Payment. No later than ten (10) business days after the execution of this Agreement, Hilcorp shall pay or cause to be paid to the Trust the sum of One Million, Thirty-Seven Thousand, Ninety-Three Dollars and Forty-Five Cents ($1,037,093.45) (the “Settlement Payment”). The Settlement Payment shall be delivered to the Trust by wire transfer according to the following instructions:

PNC Bank

300 Fifth Avenue, 18th Floor

Pittsburgh, Pennsylvania 15222

ABA: 043000096

Beneficiary Account No: 1005255672

Beneficiary Account Name: PNC

Bank NA;, Trust Uninvested Cash

Bank 20FFC Reference (Only): PNC

Trust Account 20-53-002-7775840,

San Juan Royalty Trust, Attention: Lisa Burke

2.

Scope of Settlement. This Agreement fully and finally settles the Expense Audits for 2017 through 2020, including without limitation, the 2017-2020 Expense Audit Disputes. The Parties agree that a dispute remains with respect to the 2017-2020 Revenue Audit Issues, and any issues relating to revenue and expenses for calendar years 2021 and 2022, which remain ongoing and are not in any way settled by the execution of this Agreement.

3.

Release of Hilcorp Releasees. The Trust and the Trustee, on behalf of itself/themselves and any person or entity acting by, through, or under it/them (including, without limitation, all subsidiary, parent or affiliated entities of the Trust or the Trustee and all successors or assigns of the Trust or the Trustee), completely release and forever discharge each and all of the Hilcorp Releasees from and against any and all claims, rights, demands, causes of action, damages, costs, benefits, expenses, interest, attorney fees, reimbursements, losses, and compensation of any nature whatsoever, whether known or unknown, whether asserted or unasserted, whether based upon tort, contract, statute, common law, or any other theory or basis of recovery (including, without limitation, equity, fraud, fraudulent inducement, negligence, gross negligence, intentional conduct, malicious conduct, misrepresentations, warranty, violation of laws, statutes, regulations or otherwise, and whether they involve actual damages, statutory damages, economic damages, non-economic damages, incidental and consequential damages, exemplary damages, punitive damages, penalties, fines, attorneys’ fees, pre- and post-award interests, or claims for equitable relief) (collectively, the “Claims”), related to, connected with, arising out of, or regarding:

a)	The Expense Audits for the years 2017 through 2020; and/or

b)

the 2017-2020 Expense Audit Disputes, including, without limitation, any Claims that existed or may have existed prior to January 1, 2021, or which the Trust Releasees held, may have held or may in the future hold arising out of or related to any acts, events or omissions related to, connected with, arising out of, or regarding the 2017-2020 Expense Audit Disputes.

Notwithstanding the foregoing, it is expressly understood and agreed that the Trust and Trustee are not waiving or releasing, and expressly retain the right to assert, any audit exception related to (a) the calculation of any royalty or expense amounts on or after January 1, 2021, and Royalty associated with such production; and (b) the 2017-2020 Revenue Audit Issues, which remain ongoing and are not in any way settled by the execution of this Agreement.

Further, the Parties agree that all arguments and positions advanced and articulated by the Trust and Trustee regarding the 2017-2020 Expense Audit have not been waived and are fully preserved and retained (except for the Exception, defined below) for (a) any future audit exceptions that may be asserted for audit years beginning January 1, 2021; and (b) the 2017-2020 Revenue Audit Issues. The term “Exception”, as used in the preceding sentence, means that the Parties agree that the Agua Moss and Basin facilities fall within the definition of “immediate area” as that term is used in Schedule B of the Conveyance, and the Trust Releasees shall not argue or take a position to the contrary in any Expense Audit or Revenue Audit.

Further, this is intended to be and shall be construed as a general release providing the Hilcorp Releasees the greatest protection allowable under the law as to the released claims and, as such, is intended to apply to all claims regarding the 2017-2020 Expense Audit Disputes accruing before January 1, 2021, regardless of whether they are known or unknown as of the Effective Date.

4.

Release of Trust Releasees. Hilcorp, for itself and its subsidiary, parent, or affiliated entities (including but not limited to Hilcorp Energy Company) completely releases and forever discharges each and all of the Trust Releasees from any and all Claims related to, connected with, arising out of, or regarding:

a)	the Expense Audits for the years 2017 through 2020; and/or

b)

the 2017-2020 Expense Audit Disputes, including, without limitation, any Claims that existed or may have existed prior to January 1, 2021, or which Hilcorp Releasees held, may have held or may in the future hold arising out of or related to any acts, events or omissions related to, connected with, arising out of, or regarding the 2017-2020 Expense Audit Disputes.

Further, the Parties agree that all arguments and positions advanced and articulated by Hilcorp regarding the 2017-2020 Expense Audit have not been waived and are fully preserved and retained for (a) any future audit exceptions that may be asserted for audit years beginning January 1, 2021; and (b) the 2017-2020 Revenue Audit Issues.

Further, this is intended to be and shall be construed as a general release providing the Trust Releasees the greatest protection allowable under the law as to the released claims and, as such, is intended to apply to all claims regarding the 2017-2020 Expense Audit Disputes accruing before January 1, 2021, regardless of whether they are known or unknown as of the Effective Date.

5.

Amendments to Conveyance Documents. The Parties shall amend Section 7.B of Schedule B to the Conveyance as follows: For purposes of determining the commensurate rate to charge for Hilcorp-owned saltwater disposal facilities, the Agua Moss and Basin facilities shall be deemed to fall within the definition of “immediate area” in Section 7.B of the Schedule B of the Conveyance. A signed copy of the First Amendment to the Conveyance is attached as Exhibit A.

6.

Other. The Trust Releasees represent and warrant that it/they will not continue or attempt to continue to pursue any Claims against Hilcorp Releasees related to, connected with, arising out of, or regarding the 2017-2020 Expense Audit Disputes.

B. Warranty on Capacity. Each Party represents and warrants that the individual signing this Agreement on its behalf has the full legal capacity and authority to make the promises, covenants, representations, and warranties contained herein. The Parties further represent and warrant that they have not sold, assigned, transferred, conveyed, or otherwise disposed of any of Claims released in this Agreement.

C. Severability. Should a court of competent jurisdiction hold that any provision of this Agreement is unenforceable, the remaining provisions shall remain enforceable. The Parties shall renegotiate in good faith the failed provision so as to effectuate the purpose of and to conform to the law regarding such provision.

D. Controlling Law. This Agreement shall be construed, interpreted, and enforced in accordance with New Mexico law without reference to choice-of-law rules.

E. Integration. This Agreement is fully integrated, represents the entire understanding of the Parties, and supersedes all prior oral, written and/or electronic discussions, negotiations, and agreements concerning the subject matter of this Agreement. There are no other agreements, representations, promises, or negotiations that have not been expressly embodied herein with respect to the subject matter hereof. The recitals of this Agreement are material and contractual.

F. Amendment. This Agreement may be amended or modified only by a writing executed by each Party to be charged with the amendment.

G. No Admissions. This Agreement is entered into for the purpose of buying peace and settling disputed claims. By entering into this Agreement, no Party acknowledges liability. All such liability is expressly denied.

H. Legal Advice. Each Party acknowledges and represents that it received independent legal advice and has not relied upon any representation of any other Party or any other Party’s agents, employees, representatives, or counsel on any subject contained in this Agreement or otherwise, other than as expressly set forth in this Agreement.

I. Captions. The section titles appearing in this Agreement are for convenience only and shall not by themselves determine the construction of this Agreement.

J. No Third-Party Beneficiaries. This Agreement only affects matters/disputes between the Parties (including Trust Releasees and Hilcorp Releases) and is in no way intended by the Parties to benefit or otherwise affect any third person or entity.

K. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any signature to this Agreement delivered by facsimile or e-mail shall be deemed original for all purposes.

L. Entire Agreement. This Agreement contains the entire agreement between the Parties with regard to the matters set forth herein. By signing this Agreement, the Parties acknowledge that: (i) this Agreement is the entire agreement between the Parties with respect to the subject matter covered in this Agreement and supersedes all other prior agreements or understandings of the Parties; (ii) no other collateral agreement, either oral or written, exists between the Parties that in any manner relates to the subject matter of this Agreement and that this Agreement supersedes and replaces all other prior written or oral agreements between the Parties with respect to the matters set forth herein; (iii) no inducements or promises, oral or otherwise, have been made by any Party, or anyone acting on behalf of any Party, that are not embodied in this Agreement; (iv) this Agreement is intended to be an integrated agreement; and (v) no amendment or other modification to this Agreement shall be effective unless made in a single integrated written document.

M. Drafter. This Agreement was drafted by the Parties and their counsel and shall not be construed against any Party or group of Parties as the drafter.

N. Terms in Context. Terms stated in the masculine, feminine, or neuter gender shall include the others, and singular and plural terms shall include the other, as the context requires in order to effectuate the full purposes of this Agreement.

O. No Admission. Nothing in this Agreement shall be construed, understood, or interpreted to be an admission of liability on the part of either Party. Except in response to a breach of this Agreement by Hilcorp, the Trustee and the Trust agree that it/they shall not disparage Hilcorp Releasees or otherwise make comments (written or oral) which are intended, or reasonably may be expected to harm the reputation or operations of Hilcorp or any member of the Hilcorp Releasees. Notwithstanding the foregoing, nothing in this section prohibits the Trustee and/or the Trust from testifying truthfully in any legal proceeding.

P. Confidentiality. The Parties agree and promise that the fact of, the terms and provisions of, and the amount to be paid under this Agreement shall remain and be kept strictly confidential and shall not be disclosed to any person or entity, other than to the Parties’ legal counsel, accountants, tax preparers, required 10Q disclosures, and/or required fiduciaries. To the extent required or permitted by law or applicable regulation, the Parties may also disclose the provisions of this Agreement as are reasonably necessary to appropriate taxing authorities or governmental agencies that require such disclosure, and in connection with any matter in which the Parties are compelled by court order or other legal process. The Parties understand, agree, and acknowledge that: (i) any breach of this provision is a material breach of this Agreement; (ii) this provision is a material inducement to the Parties entering into this Agreement; and (iii) the Parties may seek a temporary restraining order to enforce this paragraph without posting a bond and that a violation of this provision will cause the non-breaching Party irreparable harm and there may be no adequate remedy at law. This provision shall not prohibit the use of this Agreement as evidence in a lawsuit to enforce the terms of this Agreement.

Q. Costs. The Parties are each to bear their own costs, attorney’s fees, and expenses. The Parties represent and acknowledge that any and all attorneys’ fees or costs they incurred in relation to the 2017-2020 Expense Audit Disputes or arise out of or relate to this Agreement, including any and all expert fees and costs, will be their sole responsibility, and that the other Party will have no liability therefor.

R. Binding Agreement. The rights and releases granted in this Agreement are covenants or real rights running with the land, and are binding upon the respective past, present and future owners, assigns, successors, and predecessors of the parties to this Agreement.

S. Notice. Any notice to a Party sent under this Agreement shall be deemed delivered to that Party if sent to that Party’s address as identified below (unless that Party or any assignee of that Party provides written notice of another address) by e-mail and one or both of the following means: certified mail, return receipt requested; or courier-receipted hand delivery.

If to the Trust:

Ross C. Durr, RPL

Senior Vice President

Oil, Gas and Mineral Interest Director

PNC Bank, Trustee for the San Juan Basin Royalty Trust

PNC Asset Management Group

200 Crescent Court, Suite 800

Dallas, Texas 75201

713-499-8311

E-Mail: Ross.Durr@PNC.com

and

Jeffrey S. Davis

Bradley Arant Boult Cummings, LP

600 Travis Street, Suite 5600

Houston, Texas 77002

Email: jsdavis@bradley.com

If to Hilcorp:

Rachel Rogers

Assistant General Counsel

Hilcorp Energy Company

1111 Travis Street

Houston, Texas 77002

Email: rrogers@hilcorp.com

and

Colleen Elkins

Vice President – Controller

Hilcorp Energy Company

1111 Travis Street

Houston, Texas 77002

Email: celkins@hilcorp.com

EACH PARTY REPRESENTS THAT IT HAS CAREFULLY READ THIS AGREEMENT; THAT THIS AGREEMENT HAS BEEN FULLY EXPLAINED TO IT BY COUNSEL OF ITS CHOICE; THAT IT FULLY UNDERSTANDS THE FINAL AND BINDING EFFECT OF THIS AGREEMENT; THAT THE ONLY PROMISES MADE TO IT TO SIGN THIS AGREEMENT ARE THOSE STATED ABOVE; AND THAT IT IS SIGNING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR INFLUENCE BY AN OPPOSING PARTY OR AN OPPOSING PARTY’S ATTORNEY.

EXECUTED on the date(s) written below to be effective as of the Effective Date.

PNC Bank, in its capacity as Trustee for the San Juan Basin Royalty Trust

By:	/s/ Ross C. Durr, RPL
Name:	Ross C. Durr, RPL
Title:	Senior Vice President
Oil, Gas, and Mineral Interest Director

Hilcorp San Juan, L.P. by Hilcorp Energy Company, its General Partner

By:	/s/ Shelbie DeZell
Name:	Shelbie DeZell
Title:	Senior Vice President – Chief Financial Officer

EXHIBIT A

FIRST AMENDMENT TO THE CONVEYANCE

FIRST AMENDMENT TO THE CONVEYANCE

This First Amendment (this “First Amendment”) is executed on one hand by PNC Bank, N.A. (“Trustee”), in its capacity as Trustee of the San Juan Basin Royalty Trust (the “Trust”) and on the other hand by Hilcorp San Juan, L.P. (“Hilcorp”), effective this 30th day of August 2023 (the “Effective Date”). The Trust and Hilcorp are sometimes referred to collectively as the “Parties” and individually as a “Party.”

Whereas, pursuant to the terms and conditions of that certain Compromise and Settlement Agreement between the Parties, effective the 30th day of August 2023, the Parties agreed to amend the Net Overriding Royalty Conveyance dated effective November 1, 1980, from Southland Royalty Company to the original trustee, The Fort Worth National Bank (the “Conveyance”). A copy of the Conveyance is attached as Exhibit 1 and incorporated by reference herein.

Now Therefore, in consideration of the mutual promises and covenants herein contained, the sufficiency of which is hereby acknowledged, the Parties enter into this First Amendment to the Conveyance and agree to amend the Conveyance as follows:

1.	Schedule B, Section II, Paragraph 7(B) (Direct Costs - Equipment and Facilities Furnished by Operator) shall be deleted entirely and replaced with the following:

B.

In lieu of charges in Paragraph 7A above, Operator may elect to use average commercial rates prevailing in the immediate area of the Property less 20%. For purposes of determining the commercial rate to charge for Operator-owned saltwater disposal facilities, the Agua Moss and Basin facilities shall be deemed to fall within the definition of “immediate area of the Property”. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

2.

All other terms and conditions of the Conveyance are incorporated by reference herein and shall remain in full force and effect, except as amended by this First Amendment. This First Amendment is incorporated by reference into the terms and conditions of the Conveyance for all purposes and shall be binding on the Parties successors and assigns.

In Witness Whereof, the Parties agree that they have read and understand the foregoing terms of this First Amendment to the Conveyance and do hereby execute this First Amendment effective as of the Effective Date.

AGREED AND ACCEPTED:

PNC Bank, in its capacity as Trustee for the San Juan Basin Royalty Trust

By:	/s/ Ross C. Durr, RPL
Name:	Ross Durr
Title:	Senior Vice President
Oil, Gas, and Mineral Interest Director

Hilcorp San Juan, L.P. by Hilcorp Energy Company, its General Partner

By:	/s/ Shelbie DeZell
Name:	Shelbie DeZell
Title:	Senior Vice President – Chief Financial Officer

EXHIBIT 1

CONVEYANCE